Exhibit 4.1

FIRST AMENDMENT TO
SHAREHOLDER PROTECTION RIGHTS AGREEMENT

          This First Amendment to the Shareholder Protection Rights Agreement, dated as of October 8, 2009 (this “Amendment”), is by and between Monterey Gourmet Foods, Inc., a Delaware corporation (the “Company”), and Corporate Stock Transfer, Inc., a Colorado corporation, as Rights Agent (the “Rights Agent”).

WITNESSETH

          WHEREAS, the Company and the Rights Agent are parties to that certain Shareholder Protection Rights Agreement, dated as of July 1, 2008 (the “Rights Agreement”);

          WHEREAS, Pulmuone U.S.A., Inc., a California corporation (“Parent”), Pulmuone Cornerstone Corporation, a newly formed Delaware corporation and wholly owned subsidiary of Parent (“Purchaser”), and the Company are entering into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of the date hereof, pursuant to which (i) Purchaser will commence a cash tender offer (the “Offer”) to purchase all of the issued and outstanding shares of common stock, par value $.001 per share, of the Company and (ii) following consummation of the Offer, Purchaser will merge with and into the Company with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”);

          WHEREAS, the board of directors of the Company (i) has approved the Merger Agreement and the transactions contemplated thereby (including the Offer and the Merger) and (ii) has unanimously determined that an amendment to the Rights Agreement as set forth herein is necessary and desirable in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement (including the Offer and the Merger); and

          WHEREAS, the Company and Rights Agent desire to amend the Rights Agreement as set forth herein.

          NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, and intending to be legally bound hereby, and pursuant to the Rights Agreement and in accordance with Section 27 thereof, the parties do hereby agree as follows (capitalized terms used but not defined herein have the meanings ascribed to such terms in the Rights Agreement):

1.     Amendments to the Rights Agreement. The Rights Agreement shall be amended as follows:

       (a) Section 1(a) of the Rights Agreement is hereby amended to add the following sentence at the end thereof:

“Notwithstanding anything in this Agreement to the contrary, Pulmuone U.S.A., Inc. and its Affiliates and Associates shall not be or become, or be deemed to be, an “Acquiring Person” or be deemed to be a “Beneficial Owner,” either individually or collectively, as the result of (i) the public or other announcement of the Merger Agreement or any transaction contemplated thereby or arising in connection therewith (including the Offer and the Merger), (ii) the approval, execution or delivery of the Merger Agreement or any memorandum of understanding contemplating the execution of the Merger Agreement, or (iii) the announcement, commencement or consummation of the Offer, the Merger, or any other transaction contemplated by or arising in connection with the Merger Agreement (each such event or any combination of such events, an “Exempt Event”).”

       (b) Section 1(r) of the Rights Agreement is hereby amended to add the following sentence at the end thereof:

“; provided, however, that notwithstanding anything in this Agreement to the contrary, a Shares Acquisition Date has not occurred and shall not be deemed to have occurred as the result of an Exempt Event.”

       (c) Section 1(w) of the Rights Agreement is hereby amended to add the following sentence at the end thereof:

“; provided, however, that notwithstanding anything in this Agreement to the contrary, a Trigger Event has not occurred and shall not be deemed to have occurred as the result of an Exempt Event.”

       (d) The following definitions shall be added to Section 1 of the Rights Agreement in the appropriate locations and the remaining sections shall be renumbered accordingly:

“Merger” shall have the meaning assigned to such term in the Merger Agreement.

“Merger Agreement” shall mean the Agreement and Plan of Merger, dated as of October 8, 2009, by and among the Company, Pulmuone U.S.A., Inc., and Pulmuone Cornerstone Corporation.

“Offer” shall have the meaning assigned to such term in the Merger Agreement.

“Pulmuone U.S.A., Inc.” shall mean Pulmuone U.S.A., Inc., a California corporation, or any of its Subsidiaries or Affiliates, including without limitation Pulmuone Cornerstone Corporation, a Delaware corporation.

       (e) Section 3(a) of the Rights Agreement is hereby amended to add the following new paragraph at the end thereof as subsection 3(a)(iii):

“(iii) Notwithstanding anything in this Agreement to the contrary, a Distribution Date has not occurred and shall not be deemed to have occurred as the result of an Exempt Event.”

       (f) Section 3 of the Rights Agreement is hereby amended and supplemented to add the following new Section 3(d):

“(d) Nothing in this Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable rights, remedies or claims under this Agreement by virtue of the occurrence of an Exempt Event.”

       (g) Section 7(a) of the Rights Agreement is hereby amended by deleting the word “or” immediately preceding clause (iii) and adding the following at the end of clause (iii):

“, or (iv) immediately prior to the Effective Time (as defined in the Merger Agreement). Notwithstanding anything herein to the contrary, immediately prior to the Effective Time (as defined in the Merger Agreement), this Agreement shall terminate and shall have no further force and effect and the Rights shall expire and become null and void, without any payment, liability or obligation on the part of the Company, the Rights Agent or the holders of any Rights. The Company shall give the Rights Agent prior written notice of the Effective Time.”

       (h) Section 11(a)(iii) of the Rights Agreement is hereby amended to add the following sentence at the end thereof:

“Notwithstanding anything in this Agreement to the contrary, Section 11(a)(ii) shall not apply to any Exempt Event.”

       (i) Section 13(e) of the Rights Agreement is hereby amended to add the following sentence at the end thereof:

“Pulmuone U.S.A., Inc. and its Affiliates and Associates shall not be or become subject to, either individually or collectively, Sections 13(a)(i), (ii) or (iii) of this Agreement as a result of an Exempt Event, and this Section 13 shall not apply in connection with any Exempt Event.”

       (j) Section 15 of the Rights Agreement is hereby amended to add the following new paragraph at the end thereof:

“Nothing in this Agreement shall be construed to give any registered holder of the Rights Certificates (or, prior to the Distribution Date, the registered holders of the Common Shares) or any other Person any legal or equitable rights, remedy or claim under this Agreement in connection with any transaction contemplated by the Merger Agreement, including, without limitation, the making and consummation of the Offer and the Merger.”

       (k) Section 23 of the Rights Agreement is hereby amended and supplemented to add the following Section 23(c):

“(c) Notwithstanding anything herein to the contrary, as of the Effective Time (as defined in the Merger Agreement), this Agreement shall terminate and shall have no further force and effect and the Rights shall expire and become null and void, without any payment, liability or obligation on the part of the Company, the Rights Agent or the holders of any Rights.”

       (l) Section 25(b) of the Rights Agreement is hereby amended to add the following sentence at the end thereof:

“Notwithstanding anything in this Agreement to the contrary, the Company shall not be obligated to provide any notice pursuant to this Section 25(b) as the result of an Exempt Event.”

2.    Miscellaneous.

       (a) Upon termination of the Merger Agreement in accordance with its terms and without further action on the part of any parties hereto, as of the date of such termination, this Amendment shall become null and void and of no further force or effect.

       (b) The term “Agreement” as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby. This Amendment shall be deemed effective as of the date first set forth above, as if executed on such date, but in any event immediately prior to the execution of the Merger Agreement. Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants, or agreements contained in the Rights Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect and shall be otherwise unaffected.

       (c) This Amendment shall be deemed to be a contract made under the laws of the State of California and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State; provided, however, that all provisions regarding the rights, obligations and duties of the Rights Agent shall be governed by and construed in accordance with the laws of the State of Colorado.

       (d) If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment, and the Rights Agreement, shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

       (e) This Amendment shall be binding upon any permitted assignee, transferee, successor or assign to any of the parties hereto.

       (f) The officer of the Company executing this Amendment on behalf of the Company hereby certifies on behalf of the Company that this Amendment complies with Section 27 of the Rights Agreement.

       (g) Descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

       (h) This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

[The remainder of this page is intentionally left blank. Signature page to follow.]

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the month, day and year first above written.

MONTEREY GOURMET FOODS, INC.

By:	/s/ Scott S. Wheeler

Name: Scott S. Wheeler
Title : Secretary and Chief Financial Officer

CORPORATE STOCK TRANSFER, INC. as Rights Agent

By:	/s/ Shari Humpherys

Name: Shari Humpherys
Title: Operations Manager

{Signature Page to First Amendment to the Shareholder Protection Rights Agreement}